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                                                                   Exhibit 99a.3
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                     FIVE ARROWS SHORT-TERM INVESTMENT TRUST
                               AMENDMENT NO. 2 TO
                           THE MASTER TRUST AGREEMENT

         AMENDMENT NO. 2 to the Master Trust Agreement of Five Arrows Short-Term Investment Trust (the "Trust") dated August 13, 1996, as amended.

                               W I T N E S S E T H
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         WHEREAS, Section 7.3 of the Master Trust Agreement dated as of August
13, 1996, as amended, of the Trust (the "Agreement") provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder, by an instrument in writing executed by an officer of the Trust pursuant to the vote of a majority of the Trustees of the Trust and setting forth such amendment, and shall be effective as of the time set forth in the instrument;

         WHEREAS, Section 1.1 of the Agreement further provides that the Trustees shall conduct the business of the Trust under such name as they may from time to time determine;

         WHEREAS, the Trustees wish to amend Section 1.1 of the Agreement to change the name of the Trust;

         NOW, THEREFORE, the undersigned, being a duly elected and qualified officer of the Trust, certifies that (a) a majority of the Trustees of the Trust at a meeting held on July 17, 1998 approved the following Amendment to the Agreement; and that such Amendment was to be effective upon the Completion as defined in the Agreement dated June 19, 1998 between Rothschild Asset Management Limited, Rothschild International Asset Management Limited and State Street Global Advisors United Kingdom Limited:


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         "Section 1.1 shall be deleted and replaced in its entirety with the following:

                  Section 1.1 NAME AND PRINCIPAL OFFICE. The Trust shall be known as "SSgA International Liquidity Fund" and the Trustees shall conduct the business of the Trust under that name or any other name or names as they may from time to time determine. The principal office of the Trust is located at 3435 Stelzer Road, Columbus, OH 43219 or such location as the Trustees may from time to time determine.

and (b) the Completion took place on September 22, 1998.

Dated: November 17, 1998

                                           /s/ Charles L. Booth
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                                           Charles L. Booth
                                           Vice President and Secretary